Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155085

PROSPECTUS

TELEPHONE AND DATA SYSTEMS, INC.

SERIES A COMMON SHARE
AUTOMATIC DIVIDEND REINVESTMENT PLAN

Series A Common Shares
($0.01 Par Value)

        The Series A Common Share Automatic Dividend Reinvestment Plan, as amended, which we refer to in this Prospectus as the "Plan" is sponsored by Telephone and Data Systems, Inc., a Delaware corporation which we refer to as "TDS", and relates to its Series A Common Shares, par value $.01 per share. The Plan provides eligible holders, as defined in the Plan, of TDS' Series A Common Shares with a systematic, economic and convenient method of investing cash dividends from such shares in newly issued Series A Common Shares without payment of any brokerage commission or service charge and at a 5% discount from market value, as determined below. This Prospectus relates to 69,943 Series A Common Shares covered by the Registration Statement No. 333-155085.

        As a participant in the Plan you may:

1.	have cash dividends on all of your Series A Common Shares automatically reinvested, or

2.	have cash dividends on less than all of your Series A Common Shares automatically invested while continuing to receive the remainder of your cash dividends.

        The TDS Series A Common Shares are generally not publicly traded. However, the Series A Common Shares are convertible on a share-for-share basis into TDS’ Common Shares.  Accordingly, the price for the Series A Common Shares purchased with reinvested dividends will be 95% of the average daily high and low sales prices for TDS' Common Shares on the New York Stock Exchange (“NYSE”), listing symbol "TDS", for a period of ten consecutive trading days ending on the trading day immediately preceding the day on which the purchase is made. The investment dates for reinvested dividends will be the dividend payment dates.

        Investment in our Series A Common Shares involves a number of risks. See section titled "Risk Factors" on page 4 below to read about certain factors you should consider before buying our Series A Common Shares.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 22, 2012

   TABLE OF CONTENTS

   Safe Harbor Cautionary Statement

        This Prospectus and the documents incorporated by reference herein contain statements that are not based on historical fact, including the words "believes," "anticipates," "estimates," "expects," "plans," "intends," and similar words. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks included or incorporated by reference under "Risk Factors" and "Forward Looking Statements" below, which are incorporated by reference herein.

        Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by TDS with the Securities and Exchange Commission and incorporated by reference herein. TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.

SUMMARY OF THE PLAN

•	PARTICIPATION: TDS record shareholders who own at least one whole Series A Common Share can participate in the Plan by submitting a completed Enrollment Form. You may obtain Enrollment Forms from TDS Investor Relations at (312) 630-1900. If your shares are held in a brokerage account, you may participate by having your broker register the Series A Common Shares in the Plan. No action is required if you are already participating in the Plan.

•	REINVESTMENT OF DIVIDENDS: You can reinvest your cash dividends on all or a portion of your Series A Common Shares toward the purchase of additional Series A Common Shares of TDS stock without paying fees.

•	PRICE FOR SHARES: The price for the Series A Common Shares purchased with reinvested dividends will be 95% of the average daily high and low sales prices for TDS' Common Shares on the NYSE for a period of ten consecutive trading days ending on the trading day immediately preceding the day on which the purchase is made.

•	INVESTMENT DATES: The Investment Dates for reinvested dividends will be the dividend payment dates.

•	SAFEKEEPING OF CERTIFICATES: You can deposit your Series A Common certificate(s) into your Plan account. There is no charge for this service.

•	WITHDRAWAL FROM THE PLAN: You may withdraw from the Plan at any time by notifying the Plan Administrator in writing, by telephone or through the Internet. The Plan Administrator will issue your whole shares in a certificate. If your dividend reinvestment account has a fractional share, a check for the value of the fractional share will be mailed to you. The amount of the check will be based on the then-current market value of the fractional share less any applicable fees.

•	TRACKING YOUR INVESTMENT: You will receive a statement of your Plan account with respect to each month in which a transaction takes place. These statements provide details of the transactions and the share balance in your program account.

•	ADDRESS AND TELEPHONE. The mailing address of TDS' principal executive office is 30 N. LaSalle Street, Suite 4000, Chicago, IL 60602, and its telephone number is (312) 630-1900.

•	ADMINISTRATOR: Computershare Trust Company, N.A. or (“Computershare” or “the Plan Administrator”), serves as Plan Administrator.

RISK FACTORS

Risks Related to Investment in Series A Common Shares

There is generally no public trading of the Series A Common Shares.

        There is generally no public trading of the Series A Common Shares. However, Series A Common Shares are convertible on a share-for-share basis into Common Shares of TDS, traded on the NYSE.

There is no assurance that TDS will continue to pay dividends.

        Although TDS has paid dividends on its common shares in the past, there is no assurance that TDS will continue to pay dividends or even at the same rate.

Risks Related to TDS' Business

        For a discussion of the risks related to TDS' business, see "Risk Factors" in TDS' most recent Annual Report on Form 10-K, as updated by TDS' most recent Quarterly Report on Form 10-Q, which are incorporated by reference herein. See "Where You Can Find More Information" below.

   TELEPHONE AND DATA SYSTEMS, INC

Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, is a diversified telecommunications company providing high-quality telecommunications services in 36 states. TDS conducts substantially all of its wireless operations through its greater than eighty percent ownership of United States Cellular Corporation, which we refer to as “U.S. Cellular,” and its incumbent local exchange carrier and competitive local exchange carrier wireline operations through its wholly owned subsidiary, TDS Telecommunications Corporation. TDS has its principal executive offices at 30 North LaSalle Street, Chicago, Illinois 60602; and its telephone number is (312) 630-1900.  TDS was incorporated in 1968 and changed its corporate domicile from Iowa to Delaware in 1998.

For current selected financial information and other information about TDS, see TDS’ Annual Report on Form 10-K for the most recent fiscal year, which includes certain portions of the TDS Annual Report to Shareholders, as incorporated by reference herein.  See “Where You Can Find More Information” below.

   USE OF PROCEEDS

        The number of Series A Common Shares that will be sold under the Plan and the prices at which such shares will be sold cannot now be determined. The net proceeds from the sale of such shares will be used by TDS for general corporate purposes of TDS. Until the proceeds are used for these purposes, TDS may deposit them in interest-bearing accounts or invest them in certificates of deposit, United States Government securities or prime commercial paper.

   SERIES A COMMON SHARE AUTOMATIC DIVIDEND
REINVESTMENT PLAN

        The following is a question and answer statement of the provisions of TDS' Series A Common Share Automatic Dividend Reinvestment Plan.  The Questions and Answers below both explain and constitute the Plan.

PURPOSE

What Is The Purpose Of The Plan?

The purpose of the Plan is to provide eligible holders of TDS' Series A Common Shares with a systematic, economic and convenient method of investing some or all of their cash dividends from such shares in newly issued Series A Common Shares of TDS without payment of any transaction or per share fees, and at a 5% discount from market value. Since the additional Series A Common Shares will be purchased directly from TDS, the Plan will provide TDS with additional capital funds.

ADVANTAGES

What Are The Advantages Of The Plan?

You may purchase Series A Common Shares of TDS with cash dividends on all or less than all of TDS' Series A Common Shares registered in your name. The price of Series A Common Shares purchased with cash dividends will be 95% of market value.

        No transaction or per share fees are paid by participants in connection with purchases under the Plan. Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to participants' accounts.

Who Administers The Plan?

        Computershare Trust Company, N.A.  administers the Plan. The Plan Administrator keeps a continuing record of each participant's account, sends periodic statements of account to each participant with respect to each month in which a transaction takes place and performs other duties relating to the Plan. Series A Common Shares of TDS purchased under the Plan will be registered in the name of the Plan Administrator or its nominee, as Plan Administrator for each participant in the Plan, and will be credited to the accounts of the respective participants. Should the Plan Administrator resign, another bank will be asked to serve as the Plan Administrator. All communications regarding the Plan should be sent to the Plan Administrator addressed as follows:

In writing:	Telephone and Data Systems, Inc. Series A Common Share Automatic Dividend Reinvestment Plan c/o Computershare Trust Company, N.A. P.O. Box 43078 Providence, RI 02940-3078

By telephone:	877/337-1575 (U.S. and Canada) 312/360-5337 (Outside U.S. and Canada)

Through the Internet: www.computershare.com/investor

        The Plan Administrator also acts as dividend disbursing and transfer agent for TDS' Series A Common Shares.

ELIGIBILITY

Who Is Eligible To Participate?

        Holders of record of at least one whole Series A Common Share are eligible to participate in the Plan. Beneficial owners of Series A Common Shares which currently are registered in names other than their own, for example, in the name of a broker or bank nominee, who wish to participate in the Plan must either make appropriate arrangements for their nominee to do so or must become security owners of record of Series A Common Shares.

        All holders of record of at least one whole Series A Common Share are eligible to participate in the Plan, unless they are citizens of a state or foreign jurisdiction in which it would be unlawful for TDS to allow such participation. TDS is not aware of any jurisdiction in which the making of the offer is not in compliance with valid applicable law. If TDS becomes aware of any jurisdiction in which the making of the offer would not be in compliance with valid applicable law, TDS will make a good faith effort to comply with any such law. If, after such good faith effort, TDS cannot comply with any such law, the offer will not be made to holders of shares residing in any such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall not be deemed to be made unless it is made on behalf of TDS by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction, as may be designated by TDS.

How Does A Series A Common Shareholder Participate?

        A holder of Series A Common Shares may join the Plan at any time by visiting the Plan Administrator’s website, www.computershare.com/investor, and following the instructions provided, or by sending a completed enrollment form to the  Plan Administrator. You may also obtain an enrollment form by either:

•	Calling 877/337-1575 (U.S. and Canada) or 312/360-5337 (Outside U.S. or Canada)
•	Contacting TDS’ Investor Relations department at 312/630-1900

When Does A Series A Common Shareholder's Participation Start?

        If an Enrollment Form directing dividend reinvestment is received from a Series A Common Shareholder by the record date of the next dividend payment, that dividend will be applied to the purchase of Series A Common Shares under the Plan. If the Enrollment Form directing dividend reinvestment is received after that date, dividend reinvestment will begin with the next succeeding payment. Cash dividends are ordinarily paid in March, June, September and December.

Can I Purchase Shares with Optional Cash Payments?

        No. You can only reinvest dividends. You cannot purchase Series A Common Shares with optional cash payments under the plan.

What Does The Enrollment Form Provide?

        The Enrollment Form provides for the purchase of new Series A Common Shares through the following investment options offered under the Plan:

Full Dividend Reinvestment—Cash dividends on all Series A Common Shares held of record by a holder of Series A Common Shares will be invested at 95% of market value.

Partial Reinvestment—Cash dividends on less than all of the shares, but not less than one whole share, held of record by a holder of Series A Common Shares will be invested at 95% of market value and the shareholder will continue to receive cash dividends on the other shares.

Shareholders have the option of stopping their dividend reinvestment and receiving cash dividends on their dividend reinvestment balances.

The Enrollment Form also serves to appoint Computershare Trust Company, N.A. as Plan Administrator for the participant.

        If a holder of Series A Common Shares has more than one eligible account pursuant to which he or she is eligible to participate in the Plan, a separate Enrollment Form is required for each account that he or she wishes included in the Plan.

Is Partial Participation Possible Under The Plan?

        Yes. An eligible shareholder who desires the dividends on only some of his or her full Series A Common Shares to be invested under the Plan may indicate such number of shares upon the applicable Enrollment Form(s) under "Partial Dividend Reinvestment," provided that in no event may an eligible shareholder elect to invest dividends on less than one such share.

May A Participant Change His Or Her Method Of Participation After Enrollment?

        Yes. If a shareholder elects to participate through the reinvestment of dividends but later decides to change the number of Series A Common Shares for which dividends are being reinvested, a new Enrollment Form may be executed and returned to the Plan Administrator.  A shareholder can also change his or her method of participation by telephone at 877/337-1575 (U.S. or Canada) or 312/360-5337 (Outside U.S. and Canada) or online at www.computershare.com/investor .

 PLAN OF DISTRIBUTION—COSTS

How Will The Series A Common Shares Be Distributed And Are There Any Expenses To Participants In Connection With Purchases Under The Plan?

        TDS will distribute the shares issued under the plan for dividend reinvestment directly to shareholders by crediting their accounts under the Plan. Participants will incur no costs. There are no fees because Series A Common Shares are purchased directly from TDS.

PURCHASES

When Are The Purchase or Investment Dates?

        The Investment Dates for Series A Common Shares purchased under the Plan with cash dividends on Series A Common Shares are the cash dividend payment dates. TDS usually pays cash dividends on its Series A Common Shares in March, June, September and December.

How Will The Purchase Price Of Series A Common Shares Be Determined?

        There is generally no public trading of the Series A Common Shares. Therefore, TDS is assuming for purposes hereof that each Series A Common Share has a fair market value equal to one of TDS' Common Shares because the Series A Common Shares are presently convertible into Common Shares on a one-for-one basis. Accordingly, the price of Series A Common Shares purchased with reinvested cash dividends will be 95% of the average daily high and low sales prices for TDS' Common Shares on the NYSE for a period of ten consecutive trading days ending on the trading day immediately preceding the Investment Date. If there is no trading in the Common Shares reported on the NYSE for a substantial amount of time during any such trading period, the purchase price per share shall be determined by TDS on the basis of such market quotations as it shall deem appropriate. No Series A Common Shares will be sold by TDS at less than the par value of such shares.

How Many Series A Common Shares Will Be Purchased For Participants?

        The number of Series A Common Shares to be purchased on an Investment Date will be determined by the amount of each participant's dividends, including dividends on Series A Common Shares purchased under the Plan, and the applicable price of TDS' Common Shares. Each participant's account in the Plan will be credited with the number of Series A Common Shares, including fractional shares computed to six decimal places, equal to the amount of the dividends being invested divided by 95% of the applicable purchase price.

REPORTS TO PARTICIPANTS

What Reports Will Be Sent To Participants In The Plan?

        Each participant in the Plan will receive a statement of his or her account with respect to each month in which a transaction takes place. These statements are a participant's continuing record of the cost of his or her purchases. Participants should retain these statements for income tax purposes. Each statement will set forth the following information when applicable:

a.	The total number of Series A Common Shares registered in the name of the participant which is participating in the Plan.

b.	The total number of Series A Common Shares which have been accumulated under the Plan by the participant but for which shares have not been issued.

c.	The following information for each transaction during the month and all transactions to date during the current year:

	•	the amount of dividends invested;

	•	the price per share for each transaction;

	•	the number of shares purchased; and

	•	certain tax information.

d.	For Series A Common Shares acquired in the Plan after January 1, 2011, specific cost basis information will be included in your statement in accordance with applicable law.

In addition, each participant will receive copies of communications sent to every other holder of TDS' Series A Common Shares, including communications with respect to the Annual Report to Shareholders, Notice of Annual Meeting of Shareholders and Proxy Statement, and IRS information on Form 1099 for reporting dividend income.

   DIVIDENDS

Will Participants Be Credited With Dividends On Fractions Of Shares?

        Yes. Participants will be credited with the amount of dividends attributable to fractions of shares in their accounts under the Plan and such dividends will be reinvested.

   CERTIFICATE ISSUANCES

Will Certificates Be Issued For Series A Common Shares Purchased Under The Plan?

Stock purchased in the Plan will be registered in the name of Computershare (or its nominee), and shares will not be issued unless requested through written, telephone or Internet request.  If requested, shares for any number of whole shares credited to your account will be issued.  Issuance of shares will not terminate participation in the Plan. Any remaining full shares and fraction of a share will continue to be credited to the participant’s Plan account.

        Dividends on Plan Series A Common Shares for which a participant requests and receives a certificate will be reinvested in TDS' Series A Common Shares at the 5% discount under the Plan and the Series A Common Shares purchased will be credited to the participant's Plan if  the participant continues to own these Series A Common Shares and has elected full dividend reinvestment of Series A Common Shares on his or her current Series A Common Share Enrollment Form. A participant who continues to own the Series A Common Shares in question and desires to have the dividends on these shares reinvested in TDS' Series A Common Shares but who does not have an existing Enrollment Form for Series A Common Shares or has elected only partial reinvestment of his or her Series A Common Share dividends on the current Enrollment Form will have to execute a new Enrollment Form and return it to the Plan Administrator. Otherwise, dividends on these Series A Common Shares will not be reinvested in TDS' Series A Common Shares at the 5% discount as they were when they were held for the participant in the Plan. Rather, the dividends on the Series A Common Shares in question will be paid to the Shareholder in cash.

        Series A Common Shares credited to the account of a participant under the Plan may not be pledged as collateral or otherwise transferred. A participant who wishes to pledge or transfer such shares must request that certificates for such shares be issued in his or her name.

Certificates for fractional shares will not be issued under any circumstances.

        An institution that is required by law to maintain physical possession of certificates may request a special arrangement regarding the issuance of certificates for Series A Common Shares purchased under the Plan. This request should be sent to the Plan Administrator.

In Whose Name Will Certificates Be Issued?

        Accounts under the Plan are maintained in the names in which certificates of the participants were registered at the time they entered the Plan. Consequently, certificates for whole shares issued upon the request of participants will be similarly registered.

CERTIFICATE DEPOSITS

May Participants Deposit Some or All Stock Certificates with the Plan Administrator for Retention?

        Yes. Participants may transfer to the Plan Administrator for safekeeping certificates representing Series A Common Shares registered in their names. These shares will be credited to the participants' accounts under the Plan along with shares purchased for them under the Plan. There is no charge for this service. The stock certificates should be sent by registered mail, return receipt requested and properly insured, to the Plan Administrator. Certificates should not be endorsed.

Dividends will be reinvested in accordance with a participant's dividend reinvestment option.

Can I Discontinue Reinvestment?

You may discontinue dividend reinvestment at any time by giving written, telephonic or Internet notice to the Plan Administrator.  Upon processing your request to discontinue dividend reinvestment, your shares will continue to be held in book-entry form.  Dividends on any shares held in book-entry form and held in certificate(s) will be paid in cash.

WITHDRAWAL

When May A Participant Withdraw From The Plan?

        A participant may withdraw from the Plan at any time by notifying the Plan Administrator in writing, by telephone or through the Internet. The termination request must be made by all registered holders listed on the account.  In the event a participant has been reinvesting dividends and the notice of withdrawal is received by the Plan Administrator after a record date for a dividend payment, the Plan Administrator, in its sole discretion, may either distribute that dividend in cash or reinvest it in shares on the participant's behalf. In the event the dividend is reinvested, the Plan Administrator will process the withdrawal from the Plan as soon as practicable, but in no event later than five business days after the purchase is completed.

        Dividends paid after withdrawal from the Plan will be paid in cash directly to the shareholder unless he or she elects to rejoin the Plan.

What Happens When A Participant Withdraws From The Plan Or The Plan Is Terminated?

        When a participant withdraws from the Plan, or ceases to be a shareholder of record, or ceases to be an eligible shareholder, or upon termination of the Plan by TDS, a certificate for the whole Series A Common Shares credited to his or her account under the Plan will be issued and a cash payment will be made for any fractional share. This cash payment will be based on the then-current market value of the fractional share of TDS Common Shares less any applicable.

OTHER INFORMATION

When May A Shareholder Rejoin The Plan?

        Generally, a shareholder may rejoin the Plan at any time, provided he or she is an eligible shareholder, by submitting a new Enrollment Form or going online at www.computershare.com/investor. However, TDS reserves the right to reject any Enrollment Form from a previous participant on the grounds of repeated joinings and withdrawals from Plan participation. Such reservation is intended to minimize administrative expenses and to encourage use of the Plan as a long-term investment service.

What Happens If A Participant Sells Or Transfers All Of His Or Her Series A Common Shares or Ceases To Be An Eligible Shareholder?

        If a participant ceases to be an eligible shareholder of record holding a minimum of one share on the books of TDS, the account will be terminated and shares will be issued for the whole Series A Common Shares credited to the account.  A check will be issued for the fractional share remaining in the Plan.  The amount of the check will be based on the then-current market value of the fractional share less any applicable fees.

What Happens When A Participant Who Is Reinvesting Dividends On All Or Less Than All Of The Shares Registered In His Or Her Name Sells Or Transfers A Portion Of Such Shares?

If a participant. who is reinvesting dividends on all or only a portion of Series A Common Shares registered in his or her name disposes of a portion of such shares, TDS will continue to reinvest dividends on the remainder of the Series A Common Shares registered in the participant's name up to the number indicated on the participant's Enrollment Form as the number of Series A Common Shares for which dividends are to be reinvested, provided the participant remains an eligible shareholder owning one share.

Does Participation In The Plan Involve Risk?

        The risk to participants is the same as with any other investment in TDS' Series A Common Shares. It should be recognized that since investment prices are determined as an average of the daily high and low sales prices for a period of ten consecutive trading dates on which TDS' Common Shares are traded, a participant loses any advantage otherwise available from being able to select the timing of his or her investment. PARTICIPANTS MUST RECOGNIZE THAT NEITHER TDS NOR THE PLAN ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED UNDER THE PLAN.

        SHAREHOLDERS ARE REFERRED TO THE RISKS DESCRIBED IN THIS PROSPECTUS UNDER THE CAPTIONS "SAFE HARBOR CAUTIONARY STATEMENT" AND "RISK FACTORS" AND OTHER RISKS DESCRIBED IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AS DESCRIBED UNDER "WHERE YOU CAN FIND MORE INFORMATION."

What Happens If TDS Issues A Stock Dividend, Declares A Stock Split Or Has A Rights Offering?

        Any Series A Common Shares distributed by TDS as a stock dividend on shares credited to a participant's Plan account, or upon any split of such shares, will be credited to the participant's Plan account. Stock dividends distributed on Series A Common Shares in shares of any other class of capital stock will be mailed directly to the shareholder in the same manner as to shareholders not participating in the Plan. However, if a dividend reinvestment plan or bookkeeping entry facility is established for the shares of such other capital stock distributed as a dividend, the participant will automatically become a participant of such dividend reinvestment plan or bookkeeping entry facility and the shares distributed to such participant will instead be credited to the participant's account. In a rights offering, a participant's entitlement will be based upon his or her total holdings, including shares credited to the participant's account under the Plan. Rights certificates will be issued for the number of whole Series A Common Shares only, however, and rights based on a fraction of a Series A Common Share held in a participant's Plan account will be sold for the participant's account and the net proceeds will be forwarded to the participant.

How Will A Participant's Shares Be Voted At Shareholders' Meetings?

        All Series A Common Shares held in the Plan for a participant will be voted as the participant directs on a proxy or voting instruction form which will be furnished to the participant. If the participant does not return the proxy or voting instruction form to the Plan Administrator, the Plan Administrator will not vote the participant's Plan shares.

What Are The Federal Income Tax Consequences Of Participation In The Plan?

The following discussion sets forth the general Federal income tax consequences for participants in the Plan. However, the discussion is not intended to be an exhaustive treatment of such tax consequences. For example, the discussion does not address the treatment of stock dividends, stock splits or a rights offering to participants in the Plan. It also does not address differences in tax treatment with respect to participants who do not hold the Series A Common Shares as capital assets. Because the tax laws are complex and constantly changing, participants are urged to consult their own tax advisors regarding the tax consequences of participating in the Plan, including the effects of any applicable state, local or foreign tax laws, and for rules regarding the tax basis in special cases such as the death of a participant or a gift of Series A Common Shares held under the Plan and for other tax consequences. Future legislative changes or changes in administrative or judicial interpretation, some or all of which may be retroactive, could significantly alter the Federal income tax treatment discussed herein.

In general, participants in the Plan who elect to reinvest cash dividends will be treated, for Federal income tax purposes, as having received, on the dividend payment date, a distribution in an amount equal to the fair market value on the dividend payment date of the Series A Common Shares purchased with reinvested dividends, rather than a distribution in the amount of cash otherwise payable to the participant. Participants should not be treated as receiving an additional distribution based upon their pro rata share of the Plan administration costs paid by TDS; however, there can be no assurance that the IRS will agree with this position. TDS has no present plans to seek formal advice from the IRS on this issue.

Generally, the distribution described above—the fair market value of the Series A Common Shares purchased with reinvested dividends—will be taxable to participants as ordinary dividend income to the extent of TDS’ current or accumulated earnings and profits for Federal income tax purposes. The amount of the distribution in excess of such earnings and profits will reduce a participant’s tax basis in the Series A Common Shares with respect to which such distribution was received, and, to the extent in excess of such basis, result in capital gain. Certain corporate participants may be entitled to a dividends received deduction with respect to amounts treated as ordinary dividend income. Corporate participants should consult their own tax advisors regarding their eligibility for and the extent of such deduction. Certain participants may be eligible for lower capital gains rates with respect to amounts treated as qualified dividend income. Participants should consult their own tax advisors regarding treatment of qualified dividend income on their income tax returns.

Tax information will be shown on the statements of account sent to participants which participants should retain for tax purposes. These statements are important for computing the tax basis of Series A Common Shares acquired under the Plan. The Form 1099 which each participant will receive annually will include the income which is deemed to result from the receipt of the Series A Common Shares under the Plan.

As a general rule, the tax basis of shares or any fraction of a share purchased with reinvested dividends will equal the fair market value of such shares or fractional share as reported to participants on their statements.

The holding period for Series A Common Shares or a fraction thereof received as a result of reinvestment of dividends under the Plan will begin on the day following the purchase date.

Participants will generally not realize any taxable income when they receive shares for whole Series A Common Shares, the value of which was previously taxed when credited to their accounts under the Plan, either upon their request  those shares, upon ceasing to be a shareholder of record, upon ceasing to be an eligible shareholder, or upon withdrawal from or termination of the Plan. However, a participant may realize a gain or loss when Series A Common Shares acquired under the Plan are subsequently sold. In addition, participants may realize gain or loss when they receive a cash adjustment for fractional shares credited to their accounts upon withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference between the amount which the participant receives for his or her shares or fractional share, and his or her tax basis therefor (with special rules applying to determine the basis allocable to shares that are not specifically identified when the participant sells less than all of his or her shares). Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the holding period for such shares or fractional shares exceeds one year. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain taxpayers. The distinction between capital gain or loss and ordinary income and loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses. Any loss may be disallowed under the ‘‘wash sale’’ rules to the extent the shares disposed of are replaced, through the Plan or otherwise during the 61-day period beginning 30 days before and ending 30 days after the date of disposition.

What Provision Is Made For Shareholders, Foreign And Domestic, Whose Dividends Are Subject To Income Tax Withholding?

Federal law requires the Plan Administrator to withhold an amount (based upon the current applicable rate) from the amount of dividends and the proceeds of any sale of fractional shares if:

•

A participant fails to certify to the Plan Administrator that he or she is not subject to backup withholding and that the taxpayer identification number on his or her account is correct (on Form W-9, or W-8, for non-U.S. persons), or

•	The IRS notifies TDS or the Plan Administrator that the participant is subject to backup withholding.

Any amounts withheld will be deducted from the dividends and/or from the proceeds of any sale of fractional shares, and the remaining amount will be reinvested or paid as the participant has instructed.

        In addition, if a participant is not a U.S. person, additional U.S. income tax withholding that is not fully discussed here may apply. Any amounts withheld will be deducted from the dividends and/or from the proceeds of any sale of fractional shares, and the remaining amount will be reinvested or paid as the participant has instructed.

        Participants may obtain Forms W-8 or W-9 from the IRS or by contacting the Plan Administrator.

        The above discussion is not a complete discussion of all of the tax considerations that may be relevant to participation in the Plan.

        A Participant should consult his or her tax advisor about the tax consequences associated with participation in the Plan.

What Are The Responsibilities Of The Shareholders' Plan Administrator And TDS Under The Plan?

        In performing their duties under the Plan, the Plan Administrator and TDS will at all times act in good faith. However, they will not be liable for any act performed in good faith, or for any good faith omission to act, including, without limitation, any claims of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death.

        Although the Plan contemplates the continuation of quarterly Series A Common Share dividend payments, the payment of future Series A Common Share dividends will depend upon future earnings, the amount available for the payment of dividends by TDS, the financial condition of TDS and other factors.

        Neither TDS nor the Plan Administrator can assure participants a profit or protect them against a loss on the shares purchased under the Plan.

TERMINATION BY TDS

May The Plan Be Changed Or Discontinued?

        TDS reserves the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of such suspension, modification or termination.

LEGAL MATTERS

        Certain legal matters relating to the securities offered by this Prospectus have been passed upon for TDS by Sidley Austin LLP, Chicago, Illinois. The following persons are members of this firm: Walter C.D. Carlson, a trustee and beneficiary of the voting trust which controls TDS and the non-executive Chairman of the Board and member of the Board of Directors of TDS and U.S. Cellular, William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS, and Stephen P. Fitzell, the General Counsel and/or an Assistant Secretary of certain subsidiaries of TDS. Walter C.D. Carlson does not provide legal services to TDS or its subsidiaries.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Telephone and Data Systems, Inc. for the year ended December 31, 2011, except as they relate to the audit of the financial statements of the Los Angeles SMSA Limited Partnership, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of the Los Angeles SMSA Limited Partnership, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K , have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.  The Los Angeles SMSA Limited Partnership financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

   WHERE YOU CAN FIND MORE INFORMATION

TDS files reports, proxy statements and other information with the Securities and Exchange Commission (‘‘SEC’’). You may inspect and copy such reports, proxy statements and other information at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Such materials also may be accessed electronically by means of the SEC’s web site at http://www.sec.gov or at TDS’ website at www.teldta.com .

TDS filed Registration Statements related to the offering described in this Prospectus. As of the date of this Prospectus, a total of 69,943 Series A Common Shares remain available for issuance under Registration Statement No. 333-155085.

As allowed by SEC rules, this Prospectus does not contain all of the information which you can find in the Registration Statements. You are referred to the Registration Statements and the Exhibits thereto for further information. This document is qualified in its entirely by such other information.

The SEC allows us to ‘‘incorporate by reference’’ previously-filed information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus.

This Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about TDS’ business and finances.

1.	TDS’ Annual Report on Form 10-K for the year ended December 31, 2011 (including information specifically incorporated by reference into such Form 10-K from TDS’ definitive proxy statement for its 2012 Annual Meeting of Stockholders);

2.	TDS’ Current Reports on Form 8-K reporting events since January 1, 2012;

3.	All other reports filed by TDS pursuant to Section 13 (a) and 15(d) of the Exchange Act since December 31, 2011;

4.	TDS’ Proxy Statement dated August 31, 2011 and supplement thereto dated November 29, 2011; and

5.	TDS’ Report on Form 8-A dated January 25, 2012, which contains a description of TDS’ capital stock, including the Series A Common Shares.

This Prospectus also incorporates by reference additional documents that may be filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 between the date of this Prospectus and the date our offering is completed or terminated.

You may obtain copies of such documents which are incorporated by reference in this Prospectus, other than exhibits thereto which are not specifically incorporated by reference herein, without charge, upon written or oral request to Investor Relations, Telephone and Data Systems, Inc., 30 N. LaSalle Street, Suite 4000, Chicago, IL 60602, (312) 630-1900. In order to ensure timely delivery of documents, any request should be made not later than five business days prior to making an investment decision.

You should rely only on the information contained in or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date of such Prospectus, and neither the mailing of this Prospectus to shareholders nor the issuance of any securities hereunder shall create any implication to the contrary. This Prospectus does not offer to buy or sell securities in any jurisdiction where it is unlawful to do so.

 FORWARD LOOKING STATEMENTS

In addition to the risks and uncertainties discussed or incorporated by reference under ‘‘Safe Harbor Cautionary Statement’’ and ‘‘Risk Factors’’ above, you should consider the following risks, uncertainties and factors before making an investment hereunder:

•	Intense competition in the markets in which TDS operates could adversely affect TDS’ revenues or increase its costs to compete.

•	A failure by TDS to successfully execute its business strategy or allocate resources or capital could have an adverse effect on TDS’ business, financial condition or results of operations.

•	A failure by TDS’ service offerings to meet customer expectations could limit TDS’ ability to attract and retain customers and could have an adverse effect on TDS’ operations.

•	TDS’ system infrastructure may not be capable of supporting changes in technologies and services expected by customers, which could result in lost customers and revenues.

•	An inability to obtain or maintain roaming arrangements with other carriers on terms that are acceptable to TDS could have an adverse effect on TDS’ business, financial condition or results of operations.

•	TDS currently receives a significant amount of roaming revenues from its wireless business. Further consolidation within the wireless industry and/or continued network build-outs by other wireless carriers could cause roaming revenues to decline from current levels, which would have an adverse effect on TDS' business, financial condition and results of operations.

•	A failure by TDS to obtain access to adequate radio spectrum to meet current or anticipated future needs and/or to accurately predict future needs for radio spectrum could have an adverse effect on TDS’ business and operations.

•	To the extent conducted by the Federal Communications Commission ("FCC"), TDS is likely to participate in FCC auctions of additional spectrum in the future as an applicant or as a noncontrolling partner in another auction applicant and, during certain periods, will be subject to the FCC’s anti-collusion rules, which could have an adverse effect on TDS.

•	Changes in the regulatory environment or a failure by TDS to timely or fully comply with any applicable regulatory requirements could adversely affect TDS’ financial condition, results of operations or ability to do business.

•	Changes in Universal Service Fund ("USF") funding and/or intercarrier compensation could have an adverse impact on TDS' financial condition or results of operations.

•	An inability to attract and/or retain highly competent management, technical, sales and other personnel could have an adverse effect on TDS’ business, financial condition or results of operations.

•	TDS’ assets are concentrated in the U.S. telecommunications industry. As a result, its results of operations may fluctuate based on factors related entirely to conditions in this industry.

•	The completion of acquisitions by other companies has led to increased consolidation in the wireless telecommunications industry. TDS’ lower scale relative to larger wireless carriers has in the past and could in the future prevent or delay its access to new products including wireless devices, new technology and/or new content and applications which could adversely affect TDS' ability to attract and retain customers and, as a result, could adversely affect its business, financial condition or results of operations.

•	TDS' inability to manage its supply chain or inventory successfully could have an adverse effect on its business, financial condition or results of operations.

•	Changes in general economic and business conditions, both nationally and in the markets in which TDS operates, could have an adverse effect on TDS’ business, financial condition or results of operations.

•	Changes in various business factors could have an adverse effect on TDS’ business, financial condition or results of operations.

•	Advances or changes in telecommunications technology, such as Voice over Internet Protocol ("VoIP"), High-Speed Packet Access ("HSPA"), WiMAX or Long-Term Evolution ("LTE"), could render certain technologies used by TDS obsolete, could put TDS at a competitive disadvantage, could reduce TDS’ revenues or could increase its costs of doing business.

•	Complexities associated with deploying new technologies, such as TDS' ongoing upgrade to 4G LTE technology, present substantial risk.

•	TDS is subject to numerous surcharges and fees from federal, state and local governments, and the applicability and the amount of these fees are subject to great uncertainty.

•	Changes in TDS’ enterprise value, changes in the market supply or demand for wireless licenses or wireline markets, adverse developments in the business or the industry in which TDS is involved and/or other factors could require TDS to recognize impairments in the carrying value of its license costs, goodwill and/or physical assets.

•	Costs, integration problems or other factors associated with developing and enhancing business support systems, acquisitions/divestitures of properties or licenses and/or expansion of TDS’ business could have an adverse effect on TDS’ business, financial condition or results of operations.

•	A significant portion of TDS’ wireless revenues is derived from customers who buy services through independent agents who market TDS’ services on a commission basis. If TDS’ relationships with these agents are seriously harmed, its business, financial condition or results of operations could be adversely affected.

•	TDS’ investments in technologies which are unproven may not produce the benefits that TDS expects.

•	A failure by TDS to complete significant network construction and systems implementation activities as part of its plans to improve the quality, coverage, capabilities and capacity of its network and support systems could have an adverse effect on its operations.

•	Financial difficulties (including bankruptcy proceedings) or other operational difficulties of TDS’ key suppliers or vendors, termination or impairment of TDS’ relationships with such suppliers or vendors, or a failure by TDS to manage its supply chain effectively could result in delays or termination of TDS' receipt of required equipment or services, or could result in excess quantities of required equipment or services, any of which could adversely affect TDS' business, financial condition or results of operations.

•	TDS has significant investments in entities that it does not control. Losses in the value of such investments could have an adverse effect on TDS’ financial condition or results of operations.

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A failure by TDS to maintain flexible and capable telecommunication networks or information technology, or a material disruption thereof, including breaches of network or information technology security, could have an adverse effect on TDS’ business, financial condition or results of operations

•	Wars, conflicts, hostilities and/or terrorist attacks or equipment failures, power outages, natural disasters or other events could have an adverse effect on TDS’ business, financial condition or results of operations.

•	The market prices of TDS’ Common Shares are subject to fluctuations due to a variety of factors.

•	Identification of errors in financial information or disclosures could require amendments to or restatements of financial information or disclosures included in this or prior filings with the Securities and Exchange Commission ("SEC"). Such amendments or restatements and related matters, including resulting delays in filing periodic reports with the SEC, could have an adverse effect on TDS' business, financial condition or results of operations.

•	The existence of material weaknesses in the effectiveness of internal control over financial reporting could result in inaccurate financial statements or other disclosures or failure to prevent fraud, which could have an adverse effect on TDS’ business, financial condition or results of operations.

•	Changes in facts or circumstances, including new or additional information that affects the calculation of potential liabilities for contingent obligations under guarantees, indemnities, claims, litigation or otherwise, could require TDS to record charges in excess of amounts accrued in the financial statements, if any, which could have an adverse effect on TDS' financial condition or results of operations.

•	Disruption in credit or other financial markets, a deterioration of U.S. or global economic conditions or other events could, among other things, impede TDS' access to or increase the cost of financing its operating and investment activities and/or result in reduced revenues and lower operating income and cash flows, which would have an adverse effect on TDS' financial condition or results of operations.

•	Uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions, changes in TDS’ credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development or acquisition programs.

•	Settlements, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending and future litigation could have an adverse effect on TDS’ financial condition, results of operations or ability to do business.

•	The possible development of adverse precedent in litigation or conclusions in professional studies to the effect that radio frequency emissions from wireless devices and/or cell sites cause harmful health consequences, including cancer or tumors, or may interfere with various electronic medical devices such as pacemakers, could have an adverse effect on TDS' wireless business, financial condition or results of operations.

•	Claims of infringement of intellectual property and proprietary rights of others, primarily involving patent infringement claims, could prevent TDS from using necessary technology to provide services or subject TDS to expensive intellectual property litigation or monetary penalties, which could have an adverse effect on TDS' business, financial condition or results of operations.

•	Certain matters, such as control by the TDS Voting Trust and provisions in the TDS Restated Certificate of Incorporation, may serve to discourage or make more difficult a change in control of TDS.

•	Any of the foregoing events or other events could cause customer net additions, revenues, operating income, capital expenditures and/or any other financial or statistical information to vary from TDS’ forward-looking estimates by a material amount.

The foregoing factors are not necessarily all of the important factors that could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the forward-looking statements contained or incorporated in this document. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements.